Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.04, this “Agreement”)1 is made and entered into as of May 13, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the “Parties”):

i.	Venator Materials PLC, a company incorporated under the Laws of England and Wales (“Venator”), and each of its affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Creditors (the Entities in this clause (i), collectively, the “Company Parties”);

ii.	the undersigned holders of Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Term Lenders”);

iii.	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Senior Secured Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting Secured Noteholders”); and

iv.	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Senior Unsecured Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (v), collectively, the “Consenting Unsecured Noteholders” and, together with the other entities in clause (ii) through this clause (iv), the “Consenting Creditors”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings set forth in Section 1 of this Agreement.

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code attached as Exhibit B hereto (the “Plan” and the debtor in possession financing term sheet attached hereto as Exhibit C (the “DIP Term Sheet”) and, such transactions as described in this Agreement and the Plan, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.            Definitions and Interpretation.

1.01.      Definitions. The following terms shall have the following definitions:

“ABL Guaranty Agreement” means that certain ABL Guaranty Agreement, dated as of August 8, 2017, among Venator Materials PLC, as Holdings, each of the borrowers, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

“ABL Forbearance Agreement” means that certain forbearance agreement, dated as of April 30, 2023, executed by, among others, Venator Materials PLC, Venator Finance S.à r.l. and Venator Materials LLC, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders under the Prepetition ABL Credit Agreement constituting the Required Lenders (as defined in the Prepetition ABL Credit Agreement).

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Prepetition ABL Facility or the Term Loan Facility, including any successors thereto.

“Agents/Trustee” means, collectively, each of the Agents and Notes Trustee.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.04 (including the Plan and the DIP Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or their Affiliates or the debt, equity, or other interests in any one or more Company Parties or their Affiliates that is an alternative to any of the Restructuring Transactions.

“Backstop Commitment Agreement” shall have the meaning set forth in the Plan.

“Backstop Exit Term Loan Facility” means the secured term loan facility (if any) to be entered into by the Backstop Parties and the Reorganized Debtors on the Plan Effective Date.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the City of London.

“Cash Collateral Order” means the interim or final, as applicable, order of the Bankruptcy Court setting forth the terms of the Company Parties’ use of cash collateral (which may be included in the interim DIP Order or final DIP Order, as applicable), which shall be consistent in all material respects with the DIP Credit Agreement and this Agreement, including the Plan and the DIP Term Sheet.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Term Loan Claims, Senior Secured Notes Claims, and Senior Unsecured Notes Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the order of the Bankruptcy Court approving the adequacy of the Disclosure Statement and confirming the Plan.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting Secured Noteholders” has the meaning set forth in the preamble of this Agreement.

“Consenting Term Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Unsecured Noteholders” has the meaning set forth in the preamble of this Agreement.

“Cross-Holder Group” means that certain ad hoc group of holders of Term Loan Claims, Senior Secured Notes Claims, and Senior Unsecured Notes Claims represented by the Cross-Holder Group Advisors.

“Cross-Holder Group Advisors” means Gibson, Dunn & Crutcher LLP, Lazard Frères & Co. LLC, Howley Law PLLC, Krogerus Attorneys Ltd, and Legance – Avvocati Associati.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means the following: (A) the Plan (including the Releases); (B) the Confirmation Order; (C) the Disclosure Statement (and any documents or Solicitation Materials related to the solicitation thereof, including applicable motions and orders); (D) the First Day Pleadings and the Second Day Pleadings (and all orders sought pursuant thereto, including the DIP Orders); (E) any KEIP or KERP; (F) the Plan Supplement (including, the New Corporate Governance Documents, any Management Incentive Plan, and any restructuring steps plan or tax matters agreements); (G) the DIP Documents; (H) the Cash Collateral Orders (together with any related stipulations and cash collateral motion); (I) the Exit ABL Facility Documents; (J) the Exit Term Loan Facility Documents; (K) the Backstop Commitment Agreement; (L) any other documents relating to the Rights Offering; and (M) the Rights Offering Procedures.

“DIP Credit Agreement” means the certain senior secured superpriority debtor-in-possession credit agreement that governs the DIP Facility (as may be amended, supplemented, or otherwise modified from time to time) among, Venator Finance S.à r.l. and Venator Materials LLC, as borrowers, the Company Party guarantors that are party thereto, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Acquiom Agency Services LLC, as collateral agent, and the lenders party thereto, that shall be in all material respects consistent with the DIP Term Sheet and otherwise in form and substance satisfactory to the Required Consenting Creditors; provided that, unless and until the DIP Credit Agreement is executed by the applicable parties, references herein to the DIP Credit Agreement shall refer to the DIP Term Sheet.

“DIP Documents” means the DIP Credit Agreement and any related documents or agreements governing the DIP Facility, including the DIP Motion, the DIP Orders and all security and collateral documents, which documents shall be consistent in all material respects with this Agreement, including the DIP Term Sheet, and otherwise in form and substance satisfactory to the Required Consenting Creditors.

“DIP Facility” means the $275 million debtor-in-possession credit facility to be provided to the Company Parties on the terms and subject solely to the conditions of the DIP Term Sheet, the DIP Credit Agreement, and the DIP Orders.

“DIP Lenders” shall have the meaning set forth in the DIP Term Sheet.

“DIP Motion” means the motion filed by the Company Parties seeking entry of an interim and final DIP Order.

“DIP Order” means the interim or final, as applicable, order of the Bankruptcy Court setting forth the terms of debtor-in-possession financing, which shall be consistent in all material respects with the DIP Credit Agreement and this Agreement.

“DIP Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, ordinary shares, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, ordinary shares, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit ABL Facility” means the asset-backed revolving facility to be entered into by the Reorganized Debtors on the Plan Effective Date, consistent in all material respects with the Plan, as applicable.

“Exit ABL Facility Documents” means any documents governing the Exit ABL Facility and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

“Exit Financing Documents” means the Exit ABL Facility Documents and the Exit Term Loan Facility Documents.

“Exit Term Loan Facility” means, as applicable, either the Backstop Exit Term Loan Facility or the Raised Exit Term Loan Facility.

“Exit Term Loan Facility Documents” means any documents governing the Exit Term Loan Facility and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“KEIP” means any key executive insider plan or similar proposal or documentation that would require Bankruptcy Court approval to make payments to “insiders” during the course of the Chapter 11 Cases.

“KERP” means any key employee retention plan or similar proposal or documentation that would require Bankruptcy Court approval to make payments to non-“insiders” during the course of the Chapter 11 Cases.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“New Board” has the meaning set forth in the Plan.

“New Corporate Governance Documents” means the form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, and such other applicable formation, organizational and governance documents (if any) of the Reorganized Debtors, the material terms of each of which shall be included in the Plan Supplement.

“Notes Indentures” means, collectively, the Senior Secured Notes Indenture and the Senior Unsecured Notes Indenture.

“Notes Trustee” means Wilmington Trust, National Association, solely in its capacity as trustee under the Notes Indentures, or any successor trustee under the Notes Indentures.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Prepetition ABL Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of October 15, 2021, among Venator Materials PLC, as Holdings, the borrowers and guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, which amends and restates that certain Revolving Credit Agreement, dated as of August 8, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified).

“Prepetition ABL Facility” means the revolving credit facility under that certain Amended and Restated Revolving Credit Agreement, dated October 15, 2021 among Venator Materials PLC, as holdings, the borrowers and guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Raised Exit Term Loan Facility” means an Exit Term Loan Facility provided by third parties through a comprehensive marketing process, acceptable to the Debtors and the Required Consenting Creditors, which shall provide for an all-in yield through maturity, as calculated in a manner acceptable to the Required Consenting Creditors and in good faith by the Debtors, using an internal rate of return basis after accounting for all reasonably expected and associated fees of such Raised Exit Term Loan Facility, of at least 250 basis points lower than the Backstop Exit Term Loan Facility.

“Releases” means the releases set forth in Article VIII of the Plan.

“Reorganized Debtors” has the meaning set forth in the Plan.

“Required Consenting Creditors” shall mean, at any applicable time of determination, (a) the Required Consenting Term Lenders and (b) the Required Consenting Cross-Holders; provided that (i) if, at any applicable time of determination, the Restructuring Support Agreement has been terminated by the Required Consenting Term Lenders, then the definition of “Required Consenting Creditors” shall not include clause (a) above, and (ii) if, at any applicable time of determination, the Restructuring Support Agreement has been terminated by the Required Consenting Cross-Holders, then the definition of “Required Consenting Creditors” shall not include clause (b) above.

“Required Consenting Cross-Holders” shall mean, at any applicable time of determination, members of the Cross-Holder Group holding: (i) at least 50.1% of the claims in the Cross-Holder Group and (ii) at least two members of the Cross-Holder Group.

“Required Consenting Term Lenders” shall mean, at any applicable time of determination, members of the Term Lender Group holding at least 70.0% (or such other percentage as may be agreed in writing by all members of the Term Lender Group) of the aggregate outstanding principal amount of Term Loan Claims and Senior Secured Notes Claims held by all members of the Term Lender Group.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rights Offering” shall have the meaning set forth in the Plan.

“Rights Offering Procedures” shall have the meaning set forth in the Plan.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Second Day Pleadings” means any “second day” pleadings that the Company Parties determine are necessary or desirable to file; provided that retention applications shall not be considered “second day” pleadings.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Notes” means the first lien secured notes, due July 1, 2025, issued by Venator Finance S.à.r.l. and Venator Materials LLC.

“Senior Secured Notes Claim” means any Claim on account of the Senior Secured Notes.

“Senior Secured Notes Indenture” means that certain indenture, dated as of May 22, 2020, between Venator Finance S.à.r.l, as co-issuer, Venator Materials LLC, as co-issuer, and Wilmington Trust, National Association, as trustee, including all amendments, modifications, and supplements thereto.

“Senior Unsecured Notes” means the notes, due July 15, 2025, issued by Venator Finance S.à.r.l. and Venator Materials LLC.

“Senior Unsecured Notes Claim” means any Claim on account of the Senior Unsecured Notes.

“Senior Unsecured Notes Indenture” means that certain indenture, dated as of July 14, 2017, between Venator Finance S.à.r.l., as co-issuer, Venator Materials LLC, as co-issuer, and Wilmington Trust, National Association, as trustee, including all amendments, modifications, and supplements thereto.

“Solicitation Materials” means, as applicable, any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Term Lender Group” means that certain group of holders of Company Party indebtedness represented by the Term Lender Group Advisors.

“Term Lender Group Advisors” means White & Case LLP, as primary counsel, local counsel in each relevant jurisdiction, any special regulatory or other specialist counsel, Houlihan Lokey, as financial advisor, and any other non-legal advisors that the Term Lender Group engages in connection with the Restructuring Transactions.

“Term Lender Group Forbearance Agreement” means that certain forbearance agreement dated as of April 30, 2023, executed by, among others, Venator Materials PLC, Venator Finance S.à r.l. and Venator Materials LLC, as borrowers, and the Term Lender Group.

“Term Loans” means any loans outstanding under the Term Loan Facility.

“Term Loan Claim” means any Claim on account of the Term Loans.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of August 8, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified), among Venator Materials PLC, as Holdings, Venator Finance S.à.r.l., as borrower, Venator Materials LLC, as borrower, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Acquiom Agency Services LLC, as collateral agent.

“Term Loan Facility” means that certain term loan facility under the loan agreement, dated August 8, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified), between Venator Finance S.à.r.l., as borrower, Venator Materials LLC, as borrower, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Acquiom Agency Services LLC, as collateral agent.

“Term Loan Guaranty Agreement” means that certain Term Loan Guaranty Agreement, dated as of August 8, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified), among Venator Materials PLC, as Holdings, Venator Finance S.à.r.l., as borrower, Venator Materials LLC, as borrower, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Acquiom Agency Services LLC, as collateral agent.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, or 12.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit E.

1.02.      Interpretation. For purposes of this Agreement:

(a)          in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)         capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)          unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)         unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)          unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)          the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)         captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)         references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)           the use of “include” or “including” is without limitation, whether stated or not; and

(j)           the phrase “counsel to the Consenting Creditors” refers in this Agreement to each counsel specified in Section 14.12 other than counsel to the Company Parties.

Section 2.            Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties immediately at the time and on the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)          each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)         holders of at least two-thirds of the aggregate outstanding principal amount of Term Loans shall have executed and delivered counterpart signature pages of this Agreement;

(c)          holders of at least two-thirds of the aggregate outstanding principal amount of Senior Secured Notes shall have executed and delivered counterpart signature pages of this Agreement;

(d)         holders of at least two-thirds of the aggregate outstanding principal amount of Senior Unsecured Notes shall have executed and delivered counterpart signature pages of this Agreement;

(e)          the Company Parties shall have paid all accrued and outstanding, reasonable and documented fees and expenses of the Term Lender Group Advisors and the Cross-Holder Group Advisors, in each case, to the extent then invoiced and due; and

(f)          counsel to the Company Parties shall have given notice to counsel to the Consenting Creditors in the manner set forth in Section 14.12 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in Section 2(a) through (e) have occurred.

Section 3.             Definitive Documents.

3.01.      The Restructuring Transactions contemplated herein will be implemented pursuant to the Definitive Documents, in each case on substantially the same terms set forth in and otherwise consistent in all material respects with this Agreement, including the DIP Term Sheet, and the Plan and each Definitive Document shall be in form and substance reasonably acceptable to the Required Consenting Creditors; provided, that the Exit Financing Documents, the DIP Documents, the Backstop Commitment Agreement, any other documents relating to the Rights Offering, any KEIP or KERP, and the New Corporate Governance Documents shall be in form and substance acceptable to the Required Consenting Creditors.

3.02.      The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13, and shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors; provided that the Exit Financing Documents, the DIP Documents, the Backstop Commitment Agreement, any other documents relating to the Rights Offering, any KEIP or KERP, and the New Corporate Governance Documents shall be in form and substance acceptable to the Required Consenting Creditors.

Section 4.            Milestones.

On and after the Agreement Effective Date, the Company Parties shall use commercially reasonable efforts to implement the Restructuring Transactions in accordance with the following milestones (the “Milestones”), as applicable, unless extended or waived in writing (which may be by electronic mail between applicable counsel) by the Company Parties and the Required Consenting Creditors; provided that the Outside Date may only be waived or extended with the consent of the Required Consenting Creditors in their sole discretion:

(a)          no later than May 13, 2023, the Parties shall have entered into this Agreement, including the exhibits attached hereto;

(b)         no later than May 14, 2023, the Company Parties shall have commenced the Chapter 11 Cases in the Bankruptcy Court and shall have filed the Plan;

(c)          if the Debtors do not commence solicitation prior to the Petition Date, within five (5) Business Days after the Petition Date, the Debtors shall file a motion seeking conditional approval of the Disclosure Statement;

(d)         no later than three (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered the interim DIP Order and the interim Cash Collateral Order;

(e)          no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order and the final Cash Collateral Order;

(f)          no later than sixty (60) days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(g)         no later than sixty-five (65) days after the Petition Date (the “Outside Date”), the Plan Effective Date shall have occurred.

Section 5.            Commitments of the Consenting Creditors.

5.01.      General Commitments, Forbearances, and Waivers.

(a)         During the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, to:

(i)            to the extent permitted by law and subject to the terms hereof, support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)           to the extent practicable and subject to the terms hereof, to use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)          prior to the Plan Effective Date, take all commercially reasonable actions to preserve the New Board’s ability to implement the strategic transactions set forth in the business plan delivered to the members of the Term Lender Group and the Cross-Holder Group on February 23, 2023;

(iv)          give any notice, order, instruction, or direction to the applicable Agents/Trustee necessary to give effect to the Restructuring Transactions; provided that nothing in this Agreement shall limit the right of any Consenting Creditor to exercise any right or remedy provided under the DIP Documents, Confirmation Order or any other document related to the Restructuring Transactions; and

(v)           negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party; provided that nothing in this Section 5.01(a) shall require any Consenting Creditor to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements, that could result in expenses, liabilities or other obligations to any such Party, other than as specifically stated in this Agreement or the Plan.

(b)         During the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, to the extent practicable and subject to the terms hereof, that it shall not directly or indirectly:

(i)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)           object to or commence any legal proceeding challenging the liens or claims (including the priority thereof) (i) granted pursuant to the Term Loan Credit Agreement, Senior Secured Notes Indenture, or the Senior Unsecured Notes Indenture (as applicable) or (ii) granted or proposed to be granted to the DIP Lenders under the DIP Order;

(iii)          propose, file, support, or vote for any Alternative Restructuring Proposal;

(iv)          file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(v)           initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(vi)          exercise, or direct any other person to exercise, any right or remedy, directly or indirectly, for the enforcement, collection of outstanding debt or guarantees, or recovery of any of the Claims against or Interests in the Company Parties, including in connection with any obligations of the Company Parties under the Prepetition ABL Credit Agreement, the Term Loan Credit Agreement, the Senior Secured Notes Indenture, and/or the Senior Unsecured Notes Indenture, the ABL Guaranty Agreement and/or the Term Loan Credit Guaranty Agreement that are in effect on or prior to the Execution Date or that may arise after the Execution Date; or

(vii)         object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

5.02.      Commitments with Respect to Chapter 11 Cases.

(a)         During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan, as approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, whether before or after the commencement of the Chapter 11 Cases, pursuant to its terms agrees that it shall, subject to receipt by such Consenting Creditor (in each case, solely in respect of the Plan that complies with the terms of this Agreement), of the Solicitation Materials:

(i)            vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)           to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)          not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Consenting Creditor at any time if this Agreement is terminated (it being understood by the Parties that any modification of the Plan that results in a termination of this Agreement pursuant to the terms hereof shall entitle such Consenting Creditor to an opportunity to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials shall be consistent with this proviso).

(b)         During the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 6.             Additional Provisions Regarding the Consenting Creditors’ Commitments.

6.01.      Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Creditor from enforcing any right, remedy, condition, consent, or approval under this Agreement or any other Definitive Document to the extent not inconsistent with this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) limit under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case provided that such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and do not hinder, delay or prevent consummation of the Restructuring Transactions; (e) limit any right to take or direct any action relating to maintenance, protection, or preservation of any collateral provided that such action is not inconsistent with this Agreement and does not hinder, delay or prevent consummation of the Restructuring Transactions; and (f) limit any right to purchase, sell or enter into any transactions in connection with respect to any claims or interests held by the Consenting Creditors, subject to the terms of this Agreement.

6.02.      The Parties understand that the Consenting Creditors are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Creditor expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting Creditor, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting Creditor, so long as they are not acting at the direction or for the benefit of Consenting Creditor, or such entities’ investment in the Company Parties.

Section 7.            Commitments of the Company Parties.

7.01.      Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a)          support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b)         pursue the Restructuring Transactions on the terms set forth in this Agreement, including all exhibits attached hereto and not sign any agreement to pursue any auction, sale process or other restructuring transaction of any of the Company Parties or any of its Affiliates.

(c)          to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(d)         use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(e)         implement the Restructuring Transactions in such a manner that is tax-efficient and reasonably acceptable to the Consenting Creditors;

(f)          negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(g)         complete the Restructuring Transactions in a timely and expeditious manner, and as otherwise required by this Agreement, including compliance with each Milestones contained herein;

(h)         (A) operate the business of each of the Company Parties (and their Affiliates) in the ordinary course and materially consistent with past practice and in a manner that is materially consistent with this Agreement and the business plan of the Company Parties and their Affiliates and confer with the Consenting Creditors and their respective representatives, as reasonably requested, on operational matters and the general status of ongoing operations, and (B) provide the Consenting Creditors with any information reasonably requested regarding the Company Parties (and their Affiliates) and reasonable access to management and advisors of the Company Parties (and their Affiliates) for the purposes of evaluating the Company Parties’ (and their Affiliates) assets, liabilities, operations, businesses, finances, strategies, prospects and affairs. Notwithstanding the generality of the foregoing, the Company Parties (and their Affiliates, if applicable) shall, except as expressly contemplated by this Agreement or with the prior written consent of the Required Consenting Creditors, not to be unreasonably withheld or delayed, and, subject to applicable bankruptcy law, use commercially reasonable efforts consistent with the Restructuring Transactions to (1) maintain their physical assets, properties and facilities in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted, (2) perform all obligations required to be performed by the Company Parties under any executory contracts or unexpired leases that have not been rejected by order of the Bankruptcy Court, (3) maintain their books and records on a basis consistent with prior practice, (4) bill for products sold or services rendered and pay accounts payable in a manner generally consistent with past practice, but taking into account the Restructuring Transactions, (5) maintain all insurance policies, or suitable replacements therefor, in full force and effect through the close of business on the Plan Effective Date, and (6) neither encumber nor enter into any material new leases, licenses or other use or occupancy agreements for real property or any part thereof;

(i)           provide prompt written notice to the Consenting Creditors between the date hereof and the Plan Effective Date of (A) the occurrence, or failure to occur, of any event of which the Company Parties (or their Affiliates) have actual knowledge and which such occurrence or failure would likely cause (1) any representation of the Company Parties contained in this Agreement to be untrue or inaccurate in any material respect, (2) any covenant of the Company Parties contained in this Agreement not to be satisfied in any material respect or (3) any condition precedent contained in the Plan or this Agreement not to occur or become impossible to satisfy, (B) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions, (C) receipt of any written notice from any governmental body that threatens to impede, frustrate, or delay in a material respect the implementation of the Restructuring Transactions, (D) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Company Parties, threatened against the Company Parties (or their Affiliates), to impede, frustrate, or delay in a material respect the implementation of the Restructuring Transactions, and (E) any failure of the Company Parties to comply with or satisfy in a material respect any covenant, condition, or agreement to be complied with or satisfied hereunder;

(j)           promptly notify the Consenting Creditors in writing of any governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) against the Company Parties;

(k)          comply in all material respects with the terms and conditions of the DIP Term Sheet, the DIP Credit Agreement and the DIP Orders and any amendments related thereto;

(l)           pay in full all fees, costs, and expenses (i) in cash in accordance with Section 14.01 of this Agreement, and (ii) in cash or in kind, as applicable, in accordance with the DIP Orders;

(m)         cause the Confirmation Order to become effective and enforceable immediately upon its entry and to have the period in which an appeal thereto must be filed commence immediately upon its entry;

(n)         use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(o)         provide counsel to the Consenting Creditors with at least three (3) calendar days (or such shorter review period if necessary in light of exigent circumstances) with draft copies of all material motions, proposed orders, or amended versions thereof that the Company Parties intend to file with the Bankruptcy Court and, at least five (5) calendar days (or such shorter review period if necessary in light of exigent circumstances) prior to the date when the applicable Company Party intends to file, provide draft copies of any Definitive Documents and related motions, the Confirmation Order, and any supplements to the Plan. The Company Parties shall consult in good faith with counsel to the Consenting Creditors regarding all material proposed filings with the Bankruptcy Court; provided that the consent requirements set forth in this Section 7.01(o) shall apply with respect to any motions, declarations, proposed orders or other filings with the Bankruptcy Court; and

(p)         promptly notify the Consenting Creditors in writing if the ABL Forbearance Agreement or the Term Lender Group Forbearance Agreement are terminated for any reason, or are adversely modified, amended, or waived without the prior written consent of the Required Consenting Creditors, at any time prior to the commencement of the Chapter 11 Cases.

7.02.      Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties, shall not directly or indirectly:

(a)          object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)         take any action that is inconsistent in any material respect with, and is intended to, or is likely to, frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c)          object to or commence any legal proceeding challenging the liens or claims (including the priority thereof): (i) granted pursuant to the Term Loan Credit Agreement, Senior Secured Notes Indenture, or the Senior Unsecured Notes Indenture (as applicable) or (ii) granted or proposed to be granted to the DIP Lenders under the DIP Order;

(d)         (i) declare or make any non-ordinary course payments to any insiders (as such term is defined in section 101(31) of the Bankruptcy Code) of the Company Parties or any Affiliate thereof, (ii) otherwise adjust, amend, supplement, alter or otherwise modify the compensation programs, structure, incentives, awards, or rewards owed to any insiders (as such term is defined in section 101(31) of the Bankruptcy Code) of such Company Party or any Affiliate thereof, and (iii) file any motion with the Bankruptcy Court seeking to approve and implement any KEIP or KERP, in each case of the foregoing clauses (i) through (iii), absent the prior written consent of the Required Consenting Creditors;

(e)          modify the DIP Orders or the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(f)          file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

Section 8.            Additional Provisions Regarding Company Parties’ Commitments.

8.01.      Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall provide written notice within two (2) calendar days to counsel to the Consenting Creditors of any determination made in accordance with this Section 8.01 to take or refrain from taking any action.

8.02.      Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or new negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals. If (x) any Company Party receives an Alternative Restructuring Proposal, or any update to an Alternative Restructuring Proposal from the counterparty thereto, or (y) the board of directors, board of managers, or such similar governing body of any Company Party, in the exercise of its fiduciary duties, approves an Alternative Restructuring Proposal, then such Company Party shall within two (2) calendar days of receiving or approving such a proposal, provide counsel to the Consenting Creditors with all documentation received in connection with such Alternative Restructuring Proposal, and, in the case of clause (y), notice that such board of directors, board of managers, or such similar governing body of such Company Party has approved an Alternative Restructuring Proposal.

8.03.      Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9.            Transfer of Interests and Securities.

9.01.      During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)          in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Creditor; and

(b)         either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

9.02.      Upon compliance with the requirements of Section 9.01, transferee shall be deemed a “Consenting Creditor” and a “Party” under this Agreement, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.      This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

9.04.      This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.      Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.

9.06.      Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10.          Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement and as of the Plan Effective Date:

(a)          it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Creditor’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b)         it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c)         such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)         it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;

(e)         solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

Section 11.          Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, a Joinder, or Transfer Agreement on the Plan Effective Date:

(a)          it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)         except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)          the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)         except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)          except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.          Termination Events.

12.01.    Consenting Creditor Termination Events. This Agreement may be terminated (a) with respect to the Term Lender Group, by the Required Consenting Term Lenders and (b) with respect to the Cross-Holder Group, by the Required Consenting Cross-Holders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 14.12 hereof upon the occurrence of the following events:2

(a)            upon the failure to meet any of the Milestones;

[2]	No party may terminate this Agreement if such party failed to perform or comply in all material respects with the terms and conditions of this Agreement or the DIP Documents with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events (including cross-defaults) specified herein.

(b)         upon delivery of a notice by any Company Party in accordance with Section 14.12 regarding (i) the determination by such Company Party’s board of directors, board of managers, or such similar governing body to exercise its termination right set forth in Section 12.02(b), or (ii) in accordance with Section 8.02, such Company Party’s board of directors, board of managers, or such similar governing body having approved, on due and proper authority of such board of directors, board of managers, or such similar governing body, an Alternative Restructuring Proposal;

(c)          the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Creditors seeking termination pursuant to this provision and (ii) remains uncured for ten (10) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.12 hereof detailing any such breach;

(d)         the occurrence and continuance of any Event of Default (as defined in DIP Credit Agreement) that is not cured in accordance with the DIP Credit Agreement;

(e)         the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for twenty (20) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.12 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(f)          any of the Definitive Documents, after execution or approval of the Court, as applicable, (i) contain terms, conditions, representations, warranties or covenants that are not materially consistent with the terms of this Agreement; (ii) shall have been amended or modified in a manner that is material and adverse to such Consenting Creditor seeking termination pursuant to this provision; or (iii) shall have been withdrawn, in each case, without the consent of the applicable Party in accordance with its approval rights under this Agreement, and in the case of a Definitive Document that is also an order, including the Confirmation Order, such order shall have been materially stayed, reversed, vacated or adversely modified, without the prior written consent of the Required Consenting Creditors, unless the Company Parties have sought a stay of such order within five (5) Business Days after the date of such issuance, and such order is stayed, reversed or vacated within fifteen (15) Business Days after the date of such issuance;

(g)         the Bankruptcy Court enters an order avoiding, disallowing, subordinating or recharacterizing any claim, lien or interest held by any Consenting Creditor, unless the Company Parties have sought a stay of such order within five (5) Business Days after the date of such issuance, and such order is stayed, reversed or vacated within fifteen (15) Business Days after the date of such issuance;

(h)         any of the Company Parties file a pleading (or support, assist, or solicit any other person to file a pleading) seeking approval of any Alternative Restructuring Proposal (or any approval of any sales, voting, or other procedures in connection with an Alternative Restructuring Proposal) without the prior written consent of the Required Consenting Creditors;

(i)           the Bankruptcy Court grants relief that (i) is inconsistent with this Agreement in any material respect and (ii) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions, unless the Company Parties have sought a stay of such relief within five (5) Business Days after the date of such issuance, and such order is stayed, reversed or vacated within fifteen (15) Business Days after the date of such issuance;

(j)           the Bankruptcy Court enters an order denying confirmation of the Plan; or

(k)          the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement.

12.02.    Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.12 hereof upon the occurrence of any of the following events:3

(a)          the breach in any material respect by one or more of the Consenting Creditors of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by the Consenting Creditors of written notice of such breach from the Company Parties;

(b)         the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)          the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for twenty (20) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.12 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

[3]	No party may terminate this Agreement if such party failed to perform or comply in all material respects with the terms and conditions of this Agreement or the DIP Documents with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events (including cross-defaults) specified herein.

(d)         the Bankruptcy Court enters an order denying confirmation of the Plan, and such order remains in effect for fourteen (14) days after entry of such order.

12.03.    Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Creditors; and (b) each Company Party.

12.04.    Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

12.05.    Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Creditor withdrawing or changing its vote pursuant to this Section 12.05 shall promptly provide written notice of such withdrawal or change to counsel to each other Party to this Agreement. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b) or Section 12.02(d). Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b).

Section 13.          Amendments and Waivers.

(a)         This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)         This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and (ii) either (A) the following Parties, solely with respect to any modification, amendment, waiver, or supplement that affects the rights of only such Parties and unless otherwise specified in this Agreement: (y) the Required Consenting Term Lenders or (z) the Required Consenting Cross-Holders; or (B) the Required Consenting Creditors with respect to any other modification, amendment, waiver, or supplement; provided that, if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests (including any Claims under the DIP Facility) held by a Consenting Creditor, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, waiver or supplement. If a Consenting Creditor does not consent to a waiver, change, modification, or amendment to this Agreement requiring the consent of such Consenting Creditor (a “Non-Consenting Creditor”) pursuant to this paragraph but such waiver, change, modification, or amendment receives the consent of the Required Consenting Term Lenders or the Required Consenting Cross-Holders, as applicable, then this Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditor, and this Agreement shall continue in full force and effect in respect to all other Consenting Creditors. No Consenting Creditor shall have any liability to any other Consenting Creditor arising from or related to any waivers, modifications, amendments or supplements pursuant to the terms of this Agreement.

(c)          Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d)         The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.          Miscellaneous

14.01.    Transaction Expenses. During the Agreement Effective Period, the Company Parties agree to pay all accrued and outstanding, reasonable and documented fees and expenses of the Cross-Holder Group Advisors and the Term Lender Group Advisors. The Plan shall provide that, as a condition to the Plan Effective Date, the Company Parties shall have paid all accrued and outstanding, reasonable and documented fees and expenses of the Cross-Holder Group Advisors and the Term Lender Group Advisors, including the success fees of any applicable advisors.

14.02.    Holdings Information. Except as required by applicable law, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Consenting Creditor), other than the Company Parties or advisors to the Company Parties, the principal amount or percentage of claims and/or interests held by the applicable Consenting Creditor without such Consenting Creditors’ prior written consent; provided that (a) if such disclosure is required by law, subpoena or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment before such disclosure and shall take all reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount held by all Consenting Creditors collectively, and (c) any Party may disclose information requested by a U.S. federal or state regulatory authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other person or entity. Any public filing of this Agreement which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Creditors.

14.03.     Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.04.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.05.    Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.06.    Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.07.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.08.    Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.09.    Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.10.    Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.11.    Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

14.12.    Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)          if to a Company Party, to:

Venator Materials PLC
Titanium House

Hanzard Drive

Wynyard Park

Stockton-On-Tees

United Kingdom

TS22 5FD
Attention: Russ Stolle, Executive Vice President, General Counsel
and Chief Compliance Officer
E-mail address: russ_stolle@venatorcorp.com

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Steven Serajeddini, P.C.
E-mail address: steven.serajeddini@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Jeff Michalik and Ashley Surinak
E-mail address: jeff.michalik@kirkland.com; ashley.surinak@kirkland.com

(b)         if to a member of the Cross-Holder Group, to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:     Scott J. Greenberg and Steven Domanowski

E-mail address: sgreenberg@gibsondunn.com; sdomanowski@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue

Washington, DC 20036

Attention: AnnElyse Scarlett Gains

E-mail address: agains@gibsondunn.com

(c)          if to a member of the Term Lender Group, to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Harrison Denman
Scott Greissman

E-mail address: harrison.denman@whitecase.com; sgreissman@whitecase.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.13.    Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.14.    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.15.    Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.16.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.17.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.18.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.19.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.20.    Capacities of Consenting Creditors. Each Consenting Creditor has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.21.    Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 15 and the Confidentiality Agreements (as applicable pursuant to the terms of the Confidentiality Agreement) shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

14.22.    Relationship Among Parties.

(a)         Notwithstanding anything herein to the contrary, (i) the duties and obligations of the Parties under this Agreement shall be several, not joint, (ii) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (iii) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (iv) the Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company Parties and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended; (v) none of the Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, including as a result of this Agreement or the transactions contemplated herein or in the Plan; and (vi) no action taken by any Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Parties are in any way acting in concert or as such a “group.”

(b)         Notwithstanding anything to the contrary herein, this Agreement (including the Plan) and the transactions contemplated hereby shall not create any fiduciary duties between and among the Consenting Creditors (in their capacity as holders of claims), or other duties or responsibilities to each other, the Company Parties, or any Company Parties’ creditors or other stakeholders.

14.23.    Reporting of Claims. The Parties agree and acknowledge that the Consenting Creditors’ rights are reserved with respect to the reported amount of the Company Claims/Interests in each Consenting Creditor’s signature block (including, without limitation, any reporting or lack of reporting with respect to principal, accrued and unpaid interest, makewhole fees and expenses) and any disclosure made on any signature block shall be without prejudice to any subsequent assertion by or on behalf of such Consenting Creditor of the full amount of its Company Claims/Interests; provided that, notwithstanding the foregoing, this Section 14.23 shall in no way limit any commitments or obligations of the Consenting Creditors with respect to their Company Claims/Interests, including, without limitation, as set forth in Section 5, Section 9, and Section 10 hereof.

14.24.    Claim Resolution Matters. Prior to the Plan Effective Date, the Company Parties shall not enter into any agreements with holders of material claims (as defined in the Bankruptcy Code) other than as contemplated in this Agreement, relating to the allowance, estimation, validity, extent, or priority of such material claims, or the treatment and classification of such material claims under the Plan without the prior written consent of the Required Consenting Creditors, except with respect to (a) material claims which the Debtors are authorized to resolve or pay pursuant to any applicable first day orders or (b) material claims as otherwise contemplated herein.

14.25.    Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding for the purposes prohibited by such rules, other than in a proceeding to enforce the terms of this Agreement.

14.26.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to
the Restructuring Support Agreement

VENATOR MATERIALS PLC

Venator Group Canada Inc

Venator Investments Ltd

Venator P&A Finland Oy

Venator France SAS

Venator Pigments France SAS

Venator Chemicals France SAS

Venator International France SAS

Venator Germany GmbH

Venator Uerdingen GmbH

Venator Holdings Germany GmbH

Venator Wasserchemie Holding GmbH

Venator Finance S.a.r.l.

Venator P&A Spain S.L.U.

Venator Materials UK Limited

Venator Group

Venator Group Services Limited

Venator International Holdings UK Limited

Venator Investments UK Limited

Venator Materials International UK Limited

Venator Materials LLC

Venator Chemicals LLC

Venator Americas Holdings LLC

Venator P&A Holdings UK Limited

By:	/s/ Kurt Ogden

Name:	Kurt Ogden

Authorized Signatory

[Signature pages of the Consenting Creditors on file with the Company Parties]

EXHIBIT A

Company Parties

1.	Venator Group Canada Inc
2.	Venator Investments Ltd
3.	Venator P&A Finland Oy
4.	Venator France SAS
5.	Venator Pigments France SAS
6.	Venator Chemicals France SAS
7.	Venator International France SAS
8.	Venator Germany GmbH
9.	Venator Uerdingen GmbH
10.	Venator Holdings Germany GmbH
11.	Venator Wasserchemie Holding GmbH
12.	Venator Finance S.a.r.l.
13.	Venator P&A Spain S.L.U.
14.	Venator Materials UK Limited
15.	Venator Group
16.	Venator Group Services Limited
17.	Venator International Holdings UK Limited
18.	Venator Investments UK Limited
19.	Venator Materials International UK Limited
20.	Venator Materials LLC
21.	Venator Chemicals LLC
22.	Venator Americas Holdings LLC
23.	Venator P&A Holdings UK Limited

Exhibit B

Chapter 11 Plan

Attached as Exhibit A to Disclosure Statement

EXHIBIT C

DIP Term Sheet

Execution Version

DIP TERM SHEET

VENATOR FINANCE S.À R.L. AND VENATOR MATERIALS LLC

This summary of terms and conditions (this “DIP Term Sheet”) sets forth the principal terms of the senior secured superpriority, priming debtor-in-possession credit facility (the “DIP Facility,” the credit agreement evidencing the DIP Facility, the “DIP Credit Agreement”1 and any other DIP Documents (as defined herein), each of which shall be in form and substance acceptable to the Debtors, the DIP Agent and the DIP Lenders (each as defined herein)) that the DIP Lenders are contemplating providing to Venator Finance S.à r.l. and Venator Materials LLC (the “Borrowers”) and certain of Borrowers’ affiliates and subsidiaries that will be debtors and debtors in possession (collectively, the “Debtors”) in connection with the chapter 11 cases (the “Chapter 11 Cases”) to be filed by the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended (the “Bankruptcy Code”).

This DIP Term Sheet does not attempt to describe all of the terms, conditions, and requirements that would pertain to the financing described herein, but rather is intended to be a summary outline of certain basic items, which shall be set forth in final documentation, which documentation shall be acceptable in all respects to the DIP Agent and the DIP Lenders in their sole discretion. This DIP Term Sheet should not be construed as a commitment to lend or to arrange for any credit facility and is for discussion purposes only.

Borrowers	Venator Finance S.à r.l. and Venator Materials LLC
Guarantors	The obligations of the Borrowers shall be unconditionally guaranteed, on a joint and several basis, by each Debtor (each, a “Guarantor” and, collectively, the “Guarantors” and the Guarantors, together with the Borrowers, the “DIP Parties”), subject to limitations consistent with those contained in the Term Loan Credit Agreement and related prepetition documents on upstream guarantees by non-US Guarantors as may be required by local law.
DIP Facility

The DIP Facility commitments total $275 million (the loans under the DIP Facility, the “DIP Loans,” and the commitments thereunder, the “DIP Commitments” including all accrued interest and fees, the “DIP Obligations”), as follows:

(a)    $100 million upon the entry of an interim order by the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) approving the DIP Facility (the “Interim DIP Order”); and

(b)   $175 million within one (1) business day upon the entry of a final order by the Bankruptcy Court approving the DIP Facility (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”).

The DIP Credit Agreement shall be executed by the applicable parties prior to the Bankruptcy Court’s entry of the Interim DIP Order.

[1]	Unless and until the DIP Credit Agreement is executed by the applicable parties, references herein to the DIP Credit Agreement shall refer to this DIP Term Sheet.

Interest Rate	Subject to the Cash/PIK Election, the DIP Loans will bear interest at a rate equal to SOFR plus 10.00% per annum; provided, that in the event the Majority Lenders elect to receive an interest payment in kind pursuant to the Cash/PIK Election, the Debtors shall pay in cash SOFR plus 1.50% per annum (the “Minimum Cash Pay Requirement”) plus additional interest shall accrue in kind at a rate equal to 8.50% per annum.
Fees and Premiums

Backstop Fee: The Borrowers shall pay to the DIP Agent, for the ratable account of each Backstop Party, a fee in an amount equal to 10.00% of the DIP Commitments, which fee shall be payable in kind.

Commitment Fee: The Borrowers shall pay to the DIP Agent, for the ratable account of each DIP Lender, a fee, payable in DIP Loans, in an amount equal to 2.00% of the DIP Commitments.

Exit Fee:

•      If the DIP Obligations are satisfied in full in cash, a fee of 2.50% of the aggregate principal amount of the DIP Loans (including any amounts paid in kind) and remaining outstanding DIP Commitments shall be fully earned on the date of the effectiveness of the DIP Facility (the “Closing Date”) and shall be payable in cash to the DIP Lenders on a pro rata basis on the earlier of (i) the Maturity Date and (ii) the date on which the DIP Obligations are paid in full in cash.

•      If the DIP Obligations are satisfied other than in full in cash, a fee of 5.00% of the aggregate principal amount of the DIP Loans (including any amounts paid in kind) and remaining outstanding DIP Commitments shall be fully earned on the Closing Date and shall be payable in cash to the DIP Lenders on a pro rata basis as a condition to the Plan Effective Date.

Extension Fee: Subject to the Cash/PIK Election, as a condition precedent to any Extension, the Borrowers shall pay to the DIP Agent for the benefit of the DIP Lenders an extension fee of 1.25% in cash or 2.50% in kind (the “Extension Fee”) on the then aggregate outstanding principal amount of the DIP Loans (including any amounts paid in kind) and remaining outstanding DIP Commitments, payable to each DIP Lender based on each DIP Lender’s proportion of its share of the then aggregate outstanding principal amount of such DIP Loans and remaining outstanding DIP Commitments.

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DIP Agent	Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent for the DIP Lenders.
DIP Lenders

Following entry of the Interim DIP Order and upon entry of the Final DIP Order, participation in the DIP Facility shall be offered ratably to all Term Loan Lenders, Secured Noteholders, and Senior Unsecured Noteholders (in each case in its capacity under the DIP Facility, including its registered assigns, the “DIP Lender,” and together the “DIP Lenders”) with 90.0% of the DIP Commitments offered to Term Loan Lenders and Secured Noteholders on a pro rata basis and 10.0% of the DIP Commitments offered to the Senior Unsecured Noteholders on a pro rata basis.

DIP Lenders and Backstop Parties, as applicable, shall be entitled to designate participation in the DIP Commitments to one or more affiliates or funds or accounts managed, advised or sub-advised by such DIP Lenders or Backstop Parties, as applicable.

Backstop Parties[2]	Members of the (i) Term Lender Group who sign the Restructuring Support Agreement and (ii) Cross-Holder Group who sign the Restructuring Support Agreement; provided that (a) holders of Senior Secured Claims who are Backstop Parties shall be entitled to provide 90.0% of the backstop for the DIP Commitments on a pro rata basis; and (b) holders of Senior Unsecured Notes Claims who are Backstop Parties shall be entitled to provide 10.0% of the backstop for the DIP Commitments on a pro rata basis.
DIP Loan Maturity Date	Other customary chapter 11 maturity triggers, including, the earliest to occur of (i) the date (the “Stated Maturity Date”) falling four months after the commencement of the Chapter 11 Cases, subject to three one-month extensions (each, an “Extension”) at the sole discretion of the Majority Lenders, (ii) the Plan Effective Date, (iii) the date of prepayment in cash in full by the Debtors of all DIP Obligations and termination of all of the DIP Commitments in accordance with the terms of the DIP Facility, (iv) the date of termination of the DIP Commitments and acceleration of any outstanding extensions of credit following the occurrence and during the continuance of an Event of Default under the DIP Facility (subject to any applicable cure or noticing periods set forth in the DIP Orders), and (v) the date upon which the Debtors sell all or substantially all of their assets (such earliest date, the “Maturity Date”)

[2]	Terms used herein but not otherwise defined shall have the meaning set forth in the Restructuring Support Agreement.

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Roll-Up Obligations Payment Date	The Roll-Up Obligations shall be payable on the Stated Maturity Date of the DIP Facility as in effect on the closing date, subject to three one-month extensions by the ABL Agent acting at the direction of the requisite ABL Lenders (the consent to such extensions not to be unreasonably withheld).
Non-Debtor Assets	In furtherance of providing the DIP Lenders with perfected and enforceable first ranking liens and claims on the Previously Unencumbered Property, the Debtors agree that they shall use commercially reasonable efforts (subject to applicable local law limitations), in advance of entry of the Final DIP Order, to identify any Previously Unencumbered Property of the Debtors and, if practicable, cause non-Debtor subsidiaries to pledge any applicable assets to secure the DIP Commitments, or such other actions as may be reasonably requested by the Majority Lenders.
Collateral

Subject to the carve out (as attached here as Annex A, the “Carve Out”) the DIP Facility shall be secured by automatically perfected liens on and security interests in (collectively, the “DIP Liens”):

(a)    all Term Loan Priority Collateral (as defined in the ABL Intercreditor Agreement), on a superpriority priming basis and with a first priority ranking basis senior to any other lien or claim;

(b)   all ABL Priority Collateral (as defined in the ABL Intercreditor Agreement), on a junior basis to the liens of the ABL Lenders securing the Roll-Up Obligations but senior to all other liens;

(c)    all property of the DIP Parties other than Term Loan Priority Collateral or ABL Priority Collateral that is subject to valid, perfected, and non-avoidable liens in existence immediately prior to the Petition Date or valid and non-avoidable liens perfected after the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code (“Other Permitted Prior Liens”) on a junior basis to such Other Permitted Prior Liens but senior to all other liens;

(d)   all property of the DIP Parties, consistent with the terms hereof and the DIP Orders, whether existing on the Petition Date or thereafter acquired that is not subject to valid, perfected, and non-avoidable liens or perfected after the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code (the “Previously Unencumbered Property”), on a first priority ranking basis senior to any other lien or claim;

(e)   the proceeds of any actions brought under section 549 of the Bankruptcy Code to recover any postpetition transfer of DIP Collateral (as defined below) to the extent the DIP Liens on such DIP Collateral are first priority (“Transfer Actions”) but in no event shall the DIP Liens extend to Transfer Actions;

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(f)    subject to and upon entry of the Final DIP Order, the proceeds of any claims or causes of action arising under or pursuant to chapter 5 of the Bankruptcy Code, section 724(a) of the Bankruptcy Code or any other similar provisions of applicable state, federal or foreign law (including any other avoidance actions under the Bankruptcy Code) (“Avoidance Actions”) but in no event shall the DIP Liens extend to Avoidance Actions; and

(g)   subject to and upon entry of the Final DIP Order, the proceeds of any exercise of the Debtors’ rights under section 506(c) and 550 of the Bankruptcy Code (“Recovery Actions”) but in no event shall the DIP Liens extend to the Recovery Actions.

(collectively, the “DIP Collateral”).

The DIP Facility shall also benefit from superpriority administrative expense claims against all Debtors that are senior to all other administrative expenses or other claims against the Debtors, but which shall be junior to the Carve Out, and in respect of assets that constitute ABL Priority Collateral, junior to the ABL Roll-Up Liens and the administrative expense claims granted in respect of the ABL Roll-Up Obligations.

The DIP Liens on the Previously Unencumbered Property shall only be subject and subordinate to the Carve Out.

The DIP Liens described herein shall, to the fullest extent permitted by applicable law, be effective and perfected upon entry of the Interim DIP Order (as defined below) and/or Final DIP Order, as applicable, and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, and the Debtors shall not be required to take any action to create or perfect the liens in the DIP Collateral, except as otherwise agreed between the Debtors and the Majority Lenders. The Interim DIP Order and Final DIP Order will contain customary intercreditor agreement provisions, including, without limitation, turn-over and enforcement rights consistent with the lien priority provided herein.

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Upon the request of the DIP Agent (at the direction of the Majority Lenders), each applicable Debtor shall use commercially reasonable efforts to execute, acknowledge, and deliver, or shall cause to be executed, acknowledged, and delivered, all such further agreements, instruments, certificates or documents, that the DIP Agent (at the direction of the Majority Lenders) shall reasonably request in order to ensure and perfect, as applicable, the priorities, rights, security interests and remedies of the DIP Collateral for the benefit of the DIP Agent and the DIP Lenders with respect to the DIP Collateral, including any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States. Further, the DIP Agent (at the direction of the Majority Lenders) may require the Debtors to enter into non-U.S. security documentation with respect to collateral owned by non-U.S. Debtors or located in non-U.S. jurisdictions and each Debtor and its respective officers or agents are authorized to execute, file and record any documents or instruments as the DIP Agent (at the direction of the Majority Lenders) shall request, and all such documents and instruments shall be deemed to have been filed or recorded at the time and on the date of entry of the Interim DIP Order.

To the extent that any Prepetition Agent is a secured party under any account control agreement, listed as an additional insured, loss payee under any of the Debtors’ insurance policies, or is the secured party under any loan document, financing statement, deed of trust, mortgage, or other instrument or document which may otherwise be required under the law of any jurisdiction to validate, attach, perfect, or prioritize liens (any such instrument or document, a “Security Document”), the DIP Agent shall also be deemed to be the secured party under each such Security Document, and shall have all the rights and powers attendant to that position (including, without limitation, rights of enforcement), and shall act in that capacity and distribute any proceeds recovered or received subject to the Carve Out and in accordance with the terms of the Interim DIP Order and/or the Final DIP Order, as applicable, and the other DIP Documents.  Each Prepetition Agent shall serve as a gratuitous bailee for the DIP Agent solely for the purposes of perfecting its security interests in and liens on all DIP Collateral that is of a type such that perfection of a security interest therein (but for the entry of the Interim DIP Order) may be accomplished only by possession or control by a secured party to the extent such Prepetition Agent possesses or controls any such DIP Collateral.

Use of Proceeds

Substantially in accordance with the DIP Budget (subject to Permitted Deviations and which shall not operate as a cap in respect of professional fees), the proceeds of the DIP Facility and/or Cash Collateral shall be available, subject to and upon entry of the Interim DIP Order and Final DIP Order, as applicable, (i) for the Debtors’ working capital needs, including to fund the costs of the administration of the chapter 11 cases and to pay adequate protection payments as authorized by the Bankruptcy Court in the Interim DIP Order and the Final DIP Order, in each case in a manner consistent with the DIP Budget, (ii) to pay professional fees and expenses, and (iii) to pay obligations arising from or related to the Carve Out.

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No portion of the Cash Collateral (as such term is defined in section 363(a) of the Bankruptcy Code), the proceeds of the DIP Facility, the Collateral (as defined below), or the Carve Out (as defined below) may be used:

(a)             for any purpose that is prohibited under the Bankruptcy Code or the DIP Orders;

(b)             unless expressly provided in the DIP Budget, to make any payment or distribution, directly or indirectly, to any insider of the Debtors that is outside of the ordinary course;

(c)             to make any payment, advance, intercompany advance, or any other remittance or transfer whatsoever (including any intercompany loans and investments (including to and in foreign subsidiaries)) that is not in accordance with the DIP Budget (subject to Permitted Deviations); and

(d)            to finance or reimburse for expenses incurred or to be incurred, in both instances, directly or directly and in any way: (i) any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of any or all of the DIP Agent, the DIP Lenders, the Prepetition Agents/Trustees, the Prepetition Secured Parties, or their respective rights and remedies under the DIP Credit Agreement and any other agreements, instruments, pledge agreements, intercreditor agreements, guarantees, fee letters, control agreements, and other ancillary documents related thereto (including any security agreements, intellectual property security agreements, or notes) (as amended, restated, supplemented, waived, and/or modified from time to time, collectively with the DIP Credit Agreement and the DIP Orders, the “DIP Documents”), the Interim DIP Order, or the Final DIP Order or (ii) any other action, which with the giving of notice or passing of time, would result in an Event of Default (as defined in the DIP Credit Agreement) under the DIP Documents.

Covenants	Those contained in the Term Loan Credit Agreement (but subject to customary modifications required to reflect the proposed DIP Facility and the Chapter 11 Cases).
Roll-Up Facility Borrowing Base

The Debtors shall provide the ABL Agent with a Borrowing Base Certificate (as defined in the ABL Credit Agreement) monthly in accordance with the terms of the ABL Credit Agreement, and consistent in form with the most recent monthly Borrowing Base Certificate delivered to the ABL Agent.

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Notwithstanding any provision of the ABL Credit Agreement, the ABL Agent shall not institute any new discretionary Reserves (as defined in the ABL Credit Agreement) against the Borrowing Base (as defined in the ABL Credit Agreement) that are not in place on the Petition Date other than a Carve Out Reserve (as defined below).

Notwithstanding anything in the ABL Credit Agreement to the contrary, the ABL Agent may not give effect to the results of any new appraisals or field examinations in respect of the collateral (including by updating the Net Orderly Liquidation Values (as defined in the ABL Credit Agreement) attributed to any inventory collateral) prior to the Borrowing Base Certificate to be delivered in July, 2023. Starting with the Borrowing Base Certificate delivered in July, 2023 and onwards, the ABL Agent may make adjustments in respect of field examinations and appraisals in accordance with the terms of the ABL Credit Agreement.

On the Petition Date, the ABL Agent may institute a Reserve in the amount of the Carve Out (the “Carve Out Reserve”).

Roll-Up Borrowing Base Reserve

The Debtors shall not permit the Borrowing Base to be less than the sum of (i) the ABL Roll-Up Obligations (but for the purposes of this calculation only, excluding the Ancillary Facility (as defined in the ABL Credit Agreement) and the Specified Hedge Obligations (as defined in the ABL Credit Agreement), plus (ii) $40 million during the Chapter 11 Cases (an “Availability Event”). Upon the occurrence of an Availability Event, the Debtors shall promptly, and in no event later than two (2) business days following delivery of the Borrowing Base Certificate that gives rise to the Availability Event, deposit cash into an account controlled by the ABL Agent (a “Borrowing Base Collateral Account”) in an amount sufficient, such that when such cash is added to the Borrowing Base, no Availability Event would be in effect. Any cash in the Borrowing Base Collateral Account shall constitute ABL Priority Collateral.

All cash deposited into the Borrowing Base Collateral Account shall be added on a dollar for dollar basis to the Borrowing Base. If after delivery of any Borrowing Base Certificate, the Borrowing Base is greater than the sum of the ABL Roll-Up Obligations plus $40 million, the Debtors may request and receive withdrawal of cash from the Borrowing Base Collateral Account in the amount of such excess.

Automatic Stay Acknowledgement	Each DIP Lender hereby expressly acknowledges that it is bound by the automatic stay under 11 U.S.C. § 362 and will therefore not, unless otherwise permitted under the DIP Documents or the Restructuring Support Agreement or any other order of the Bankruptcy Court, claim payment of any other outstanding prepetition claims against Venator Holdings Germany GmbH, Venator Germany GmbH, Venator Uerdingen GmbH, and Venator Wasserchemie Holding GmbH during the relevant chapter 11 proceedings over such Borrower or Guarantor (as applicable) in violation of such automatic stay.

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Finnish Companies Act Acknowledgement	The liabilities and obligations of Venator P&A Finland Oy under any DIP Document, DIP Order, or any other document to which it is a party shall be limited to the extent it would constitute (i) unlawful financial assistance within the meaning of Chapter 13 Section 10 of the Finnish Companies Act, or (ii) unlawful distribution of assets within the meaning of Chapter 13 Section 1 of the Finnish Companies Act (or their equivalents from time to time).
Mandatory Prepayments and Asset Sale Covenant	In addition to mandatory prepayment requirements usual and customary for transactions of this type from proceeds of asset sales, insurance (subject to reinvestment rights), and condemnation, and proceeds of certain indebtedness, an asset sale negative covenant usual and customary for transactions of this type including a prohibition on out of the ordinary course sales of assets and the sale of the Debtors’ interest in the Lake Charles JV.
Approved DIP Budget

The Debtors shall, immediately upon receipt of the proceeds of the DIP Facility, deposit such amounts into a segregated bank account that may only be drawn in accordance with the DIP Budget (as defined below) with all funds held in the account deemed to be DIP Collateral, and such account shall be maintained by the DIP Agent. The release of funds from such account shall be subject to the DIP Budget and the mechanics for the release set forth in the DIP Credit Agreement. The Debtors shall use commercially reasonable efforts to place a control agreement over such account.

The “DIP Budget” means the rolling 13-week operating cash flow forecast/budget of the Debtors, to be approved by the Majority Lenders. Any updated DIP Budget shall be subject to approval in form and substance by the Majority Lenders and otherwise subject to updates by the Debtors every fourth Friday following the week in which filing occurred (such updates to be approved by the Majority Lenders; it being agreed and understood that a form substantially consistent with the form attached as Annex B is acceptable to the Majority Lenders). The DIP Budget shall include a line-item for weekly professional fee forecasts for each professional in the budget. In the event a DIP Budget is not approved or if the Debtors and the Majority Lenders otherwise affirmatively agree, the prior DIP Budget shall continue to govern.

A “Testing Period” means each rolling cumulative four-week period beginning with the first full week after the Petition Date.

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A “Variance Test” means for the relevant Testing Period, the negative difference (if any) expressed as a percentage, of (x) projected cumulative receipts or disbursements for such period as reflected in the then-approved DIP Budget in the aggregate to (y) actual receipts or disbursements for such period in the aggregate; provided that such calculation shall in all cases exclude any payment of professional fees; provided that receipts shall be excluded from each Variance Test that is prior to the date that is 60 days after the Petition Date.

“Permitted Deviation” means, (a) with respect to each Variance Test based on receipts, an aggregate unfavorable variance equal to or less than 25.0% (the “Receipts Permitted Deviation”), and (b) with respect to each Variance Test based on disbursements, an aggregate unfavorable variance equal to or less than 15.0%. All spending must be consistent with the disbursements in the DIP Budget (subject to Permitted Deviations).

It shall be a condition precedent to the effectiveness of the DIP Facility that the Debtors shall have delivered a DIP Budget in form and substance acceptable to the Majority Lenders (including with respect to any updated DIP Budget; it being agreed and understood that a form substantially consistent with the form attached as Annex B is acceptable to the Majority Lenders). Compliance with the initial DIP Budget and each subsequent DIP Budget shall be tested via Variance Test, subject to Permitted Deviations, to be conducted on the Weekly Reporting Date following the applicable Testing Period; provided that, upon a Variance Test showing noncompliance with the Receipts Permitted Deviation, the Debtors’ shall not be permitted further drawings of funds from the DIP Account (subject to the Carve Out) but such noncompliance with the Receipts Permitted Deviation shall not constitute an Event of Default in the DIP Documents or a Consenting Creditor Termination Event in the Restructuring Support Agreement.

Reporting

So long as any obligations remain outstanding under this DIP Term Sheet or the DIP Orders, the Debtors shall timely provide the DIP Lenders, the ABL Agent, and their respective advisors with the following (in each case, as may be extended by the advisors to the DIP Lenders and the ABL Agent (which may be by email)):

•      Weekly Reporting: Weekly reporting from the Debtors or their advisors on professional fees and variance reports with regard to the DIP Budget (provided that, for the avoidance of doubt, (i) such report shall include a comparison of actual receipts for such period in the aggregate against projected receipts for such period in the aggregate and disbursements for such period in the aggregate against projected disbursements for such period in the aggregate and (ii) Variance Tests shall only be performed at the end of the applicable Testing Period, which such weekly updates and variance reports in respect of a particular week shall be delivered no later than Friday of the immediately following week (such date, the “Weekly Reporting Date”).

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•      Management Conference Calls. Weekly, or at the reasonable request of the Majority Lenders or their advisors, the Debtors and their advisors shall participate in a teleconference call with the DIP Lenders and their advisors to be held at such times as may be reasonably agreed by the parties. The Debtors and their advisors shall provide a status update on the following topics, with additional topics as requested by the DIP Lenders or their advisors (with questions provided in advance of such call if practical): (i) general business update; (ii) budget variance reporting; and (iii) status of the Chapter 11 Cases and foreign operations.

•      Monthly Financial Statements. As soon as available, and in any event within 30 days after the end of each of month, the consolidated balance sheet of the Borrowers and their subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrowers and its subsidiaries for such month and for the period from the beginning of the then current fiscal year to the end of such month, and setting forth in each case in comparative form the corresponding figures for the corresponding periods in a manner consistent with the Debtors’ existing reporting obligations of the business plan, all in reasonable detail, together with a Financial Officer Certification.

•      Monthly Borrowing Base Reporting. The Debtors shall provide monthly borrowing base certificates in form and substance consistent with the terms of the ABL Credit Agreement, which shall also be provided to the DIP Lenders; provided that, for the avoidance of doubt, the monthly borrowing base certificate shall be due monthly.

•       Sales Volume Reporting: Weekly reporting of weekly sale volumes versus the Debtors’ internal monthly sales forecast, which shall be delivered no later than Friday of the immediately following week.

•      Monthly Performance: As soon as available, and in any event within 30 days after the end of each of month, flash reports depicting monthly financial performance, including sales volumes, average realized pricing, revenues, EBITDA, Capex, operational restructuring expenses, cash flow, and other categories to be reasonably agreed between the Majority Lenders and the Debtors.

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Representations and Warranties	Those contained in the Term Loan Credit Agreement (but subject to customary modifications required to reflect the proposed DIP Facility and the Chapter 11 Cases).
Events of Default / Cash Collateral Termination

Those contained in the Term Loan Credit Agreement (but subject to customary modifications required to reflect the proposed DIP Facility and the Chapter 11 Cases), including usual and customary events of default (“Events of Default”), and including but not limited to, the following Events of Default, unless consented to by the Majority Lenders:

•      any Debtor or non-Debtor subsidiary fails to preserve, renew, and keep in full force and effect their legal existence;

•      any Debtor is: (i) enjoined from conducting any material portion of its business; or (ii) has any material damage to or loss of material assets of its business operations;

•      any Debtor or non-Debtor subsidiary files (or fails to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Debtors or any non-Debtor subsidiary without the prior written consent of the Majority Lenders; and

•      other than in connection with the Chapter 11 Cases, the Debtors or any non-Debtor subsidiaries (a) commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (b) make a general assignment for the benefit of its creditors.

Events of Default shall be subject to notice and cure periods as and to the extent set forth in the DIP Credit Agreement. In the case of the enforcement of liens and other remedies with respect to the DIP Collateral, the DIP Agent (at the direction of the Majority Lenders) shall first file a motion with the Bankruptcy Court seeking relief from the automatic stay to exercise such remedies, and an emergency hearing before the Bankruptcy Court for authorization of such relief, on at least five (5) business days’ written notice of an Event of Default. Upon the occurrence and during the continuation of an Event of Default, the Debtors shall be permitted to use Cash Collateral (x) with respect to any amounts already drawn, in the ordinary course of business, subject to the DIP Budget in accordance with the DIP Documents, and (y) for the funding of the Carve Out.

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The DIP Credit Agreement shall provide for customary remedies for an Event of Default that remains uncured including, but not limited to, the accrual of default interest at 2.00%, and the DIP Documents shall provide, subject to the Carve Out, that the Debtors shall not be permitted to make any draws under the DIP Facility during the continuance of a default or an Event of Default.

ALB Roll-Up Facility Events of Default

The ABL Roll-Up Facility shall have the same events of default as provided under the DIP Facility, with modifications only as necessary to ensure that such events apply to the ABL Priority Collateral or ABL Roll-Up Facility, including:

•      The creation of any liens on ABL Priority Collateral that are pari passu or senior to the liens in favor of the ABL Roll-Up Facility (except as otherwise expressly permitted under the DIP Orders, including the Carve Out);

•      The filing of any motion, plan, disclosure statement, or any other pleading or document by the Debtors, or the Debtors support or do not object to a motion, plan, disclosure statement or any other pleading or documents, that provides for treatment of the Roll-up Obligations under a plan of reorganization in any manner other than payment in full in cash on or before the Plan Effective Date;

•      The confirmation of a plan of reorganization that provides for treatment of the Roll-Up Obligations other than payment in full in cash on or before the effective date; and

•      The failure by the Debtors to deposit funds into the Borrowing Base Collateral Account when required under the terms of the DIP Orders.

ABL Roll-Up Obligations

The obligations arising under the ABL Facility (the “ABL Obligations”) (which, for the avoidance of doubt, shall include all obligations under clauses (1), (2), (3), and (4) of the definition of “Obligations” under the ABL Credit Agreement from time to time outstanding under the Loan Documents, including all reimbursement obligations now or hereafter owing under issued and outstanding Letters of Credit (as defined in the ABL Credit Agreement), obligations under Hedge Agreements (as defined in the ABL Credit Agreement) and any amounts owing to any lenders or agents under the ABL Credit Agreement in respect of cash management services) shall be rolled up and deemed post-petition, debtor in possession financing obligations (the “ABL Roll-Up Obligations”) upon entry of the Interim DIP Order (the “ABL Roll-Up Facility”).

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The ABL Roll-Up Obligations shall be entitled to joint and several superpriority claims under section 507 of the bankruptcy code against the Debtors and shall have first priority, senior and automatically secured priming liens from each Debtor under section 364(d) of the bankruptcy code on the ABL Priority Collateral whether now existing or hereinafter arising (as defined in the ABL Intercreditor Agreement) and junior liens on all Term Loan Priority Collateral of the Debtors whether now existing or hereinafter arising (collectively, the “ABL Roll-Up Liens”). Subject to the Carve Out, there shall be no liens or claims (whether prepetition or post-petition) granted to any other party that are pari passu or senior to any ABL Obligations, adequate protection claims granted with respect thereto or ABL Roll-Up Obligations on the ABL Priority Collateral.

The ABL Roll-Up Obligations shall be paid current interest during the course of any chapter 11 proceeding at the default rate in accordance with the applicable rates set forth under the ABL Credit Agreement or any Hedge Agreement, as applicable.

Without limiting borrowing base protections and reporting customarily granted in cases similar to this, the ABL Roll-Up Obligations shall be entitled to rights and remedies no less favorable than granted to the DIP Lenders.

The ABL Roll-Up Facility and the associated DIP Orders shall include borrowing base protections and other terms customary for cases of this nature.

The Definitive Documents (including the Plan) shall provide for the un-impairment of the ABL Roll-Up Obligations and shall provide for payment in full in cash of the ABL Roll-Up Obligations on or before the Plan Effective Date. Any deviation or modification or proposed deviation or modification from the foregoing treatment shall constitute an event of default under the ABL Roll-Up Facility subject to the applicable cure period.

The Debtor shall pay the following invoiced fees, costs and expenses of the ABL Agent (including one primary and one local counsel) and the ABL Lenders (including the fees and expenses of Simpson Thacher & Bartlett LLP, AlixPartners, LLP, and one local counsel) that accrue prior or during the Chapter 11 Cases.

For the avoidance of doubt, as used herein, DIP Commitments, DIP Obligations, DIP Loans, DIP Facility, and DIP Lenders expressly excludes the ABL DIP Facility and ABL Roll-Up Obligations. The ABL Lenders are not and shall not be deemed to be DIP Lenders or Backstop Parties.

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Adequate Protection for the Term Loan Lenders[3]	Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, as protection in respect of the imposition of the automatic stay and the Debtors’ use of the Term Loan Collateral (as defined below) during the pendency of the Debtors’ bankruptcy cases, the Debtors and the Term Loan Lenders agree, subject to approval of the Bankruptcy Court and unless waived by the Term Loan Lenders, to all of the following forms of adequate protection (the “Term Loan Adequate Protection”):
a) validly binding, enforceable, unavoidable and perfected additional and replacement liens on and security interests in (in each case to the extent necessary to adequately protect the Term Loan Lenders from any diminution in the value of their interests in the collateral (including as a result of the use, sale, or lease by the Debtors of such collateral, the imposition of the automatic stay under section 362(a) of the Bankruptcy Code, priming, and the Carve Out, “Diminution in Value”) securing all obligations arising under the Term Loan Credit Agreement (the “Term Loan Obligations,” and such collateral, the “Term Loan Collateral”)) (i) subject to the Final DIP Order, liens on any proceeds of property recovered due to Avoidance Actions, in each case subject and subordinate to the Carve Out and junior in all respects to the DIP Liens and (ii) all of the Debtors’ other assets, subject and subordinate to the Carve Out and junior in all respects to the DIP Liens and existing valid, perfected, unavoidable and superior liens on such assets (collectively, the “Term Loan Adequate Protection Liens”);
b) allowed superpriority administrative expense claims as contemplated by section 507(b) of the Bankruptcy Code solely for any Diminution in Value of the Term Loan Lenders’ interests in the Term Loan Collateral, consistent with that certain Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement, which claims shall have priority over all priority claims and unsecured claims against the Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 503(a), 506(c), 507(a), 507(b), 546(c), 726(b), and 1114 of the Bankruptcy Code or otherwise (the “Term Loan Adequate Protection Claims”); provided that such claims shall be subject and subordinate to the Carve Out and junior in all respects to the DIP Obligations and, on the ABL Priority Collateral, junior to the ABL Roll-Up Liens and the administrative expense claims granted in respect thereof; and

113    Relative priorities of DIP Liens, ABL Roll-Up Liens, and Adequate Protection Liens are illustrated on the chart attached hereto as Annex C.

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c) a prohibition on the Debtors’ creation of, incurrence of, or suffering any other claim that is pari passu with or senior to the claims held by the Term Loan Lenders on the Term Loan Priority Collateral (other than the Carve Out, the DIP Liens, and those secured by valid and perfected senior pre-petition liens).
Adequate Protection for the Prepetition Secured Noteholders	Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, as protection in respect of the imposition of the automatic stay and the Debtors’ use of the Secured Notes Collateral (as defined below) during the pendency of the Debtors’ bankruptcy cases, the Debtors and the Secured Noteholders agree, subject to approval of the Bankruptcy Court, to all of the following forms of adequate protection (the “Secured Notes Adequate Protection” and, together with the Term Loan Adequate Protection, the “Adequate Protection”):
a) validly binding, enforceable, unavoidable and perfected additional and replacement liens on and security interests in (in each case to the extent necessary to adequately protect the Secured Noteholders from any Diminution in Value of their interests in the collateral securing all obligations arising under the Secured Notes Indenture (the “Secured Notes Obligations,” and collectively with the Term Loan Obligations, the “Prepetition Obligations” and such collateral, the “Secured Notes Collateral,” and collectively with the Term Loan Collateral, the “Prepetition Collateral”)) (i) subject to the Final DIP Order, liens on any proceeds of property recovered due to Avoidance Actions, in each case subject and subordinate to the Carve Out and junior in all respects to the DIP Liens (ii) all of the Debtors’ other assets, subject and subordinate to the Carve Out and junior in all respects to the DIP Liens and existing valid, perfected, unavoidable and superior liens on such assets (collectively, the “Secured Notes Adequate Protection Liens,” and together with the Term Loan Adequate Protection Liens, the “Adequate Protection Liens”); and
b) allowed superpriority administrative expense claims as contemplated by section 507(b) of the Bankruptcy Code solely for any Diminution in Value of the Secured Noteholders’ interests in the Secured Notes Collateral, consistent with the Pari Passu Intercreditor Agreement, which claims shall have priority over all priority claims and unsecured claims against the Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 503(a), 506(c), 507(a), 507(b), 546(c), 726(b), and 1114 of the Bankruptcy Code or otherwise (the “Secured Notes Adequate Protection Claims,” and together with the Term Loan Adequate Protection Claims, the “507(b) Claims”); provided that such claims shall be subject and subordinate to the Carve Out and junior in all respects to the DIP Obligations, and, on the ABL Priority Collateral, junior to the ABL Roll-Up Liens and the administrative expense claims granted in respect thereof.

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Marshaling Doctrine, 506(c) Waiver	Subject to and effective upon (a) entry of the Final DIP Order, with respect to the Prepetition Collateral and (b) entry of the Interim DIP Order, with respect to the DIP Collateral and the collateral securing the ABL Roll-Up Liens, in each case except to the extent of the Carve Out, authorization for the Debtors to waive (a) any right to surcharge any collateral pursuant to sections 105(a) and 506(c) of the Bankruptcy Code or otherwise, (b) the equitable doctrine of marshaling and other similar doctrines, and (c) the “equities of the case” exception under section 552(b) of the Bankruptcy Code; provided that the foregoing shall be without prejudice to the terms of the Final DIP Order with respect to the period from and after entry of the Final DIP Order.
DIP Interest, Fees, Costs, Indemnities, and Expenses	The DIP Orders to provide for customary payments in relation to the DIP Facility including fees, costs, indemnities, expenses of the DIP Agent, the DIP Lenders, and their advisors and consultants without any obligation for such parties to seek Bankruptcy Court approval or otherwise comply with any applicable U.S. Trustee Guidelines.
Stipulations and Releases	Subject to entry of the Interim DIP Order, but subject to a customary “challenge” period, the DIP Parties will provide customary stipulations and releases for any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness, or obligations related to or arising out of the Prepetition Obligations, the Prepetition Collateral, and documentation related thereto.
Ratings	The Debtors and the DIP Lenders shall use commercially reasonable efforts to obtain ratings of DIP Facility from Moody’s, Standard & Poor’s and/or Fitch within 90 days after the Petition Date.
CLO Adjustments	The Debtors shall work in good faith with the DIP Lenders to address any structural requirements of any CLO funds and fund advisors under their constituent documents or investment criteria in regard to exchanging any DIP New Money Claims (as defined in the Plan) for DIP Shares (as defined in the Plan) at the Discount Value (as defined in the Plan) while providing substantially similar economics set forth herein and in the Restructuring Support Agreement.
Advisors to the DIP Lenders	Advisors to the Term Lender Group: White & Case LLP; Houlihan Lokey and other local and foreign counsels.

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Advisors to the Cross-Holder Group: Gibson Dunn & Crutcher; Lazard Frères & Co. LLC and other local and foreign counsels.
Governing Law	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (and, to the extent applicable, the Bankruptcy Code); provided that certain collateral documents shall be governed by applicable local law.
Assignments and Participations	Assignments under the DIP Facility are subject to the consent of the Borrowers and the DIP Agent (which consent shall not be unreasonably withheld or delayed), unless such assignment is (i) to a DIP Lender, (ii) to an affiliate of the transferor or (iii) solely with regards to the Borrower’s consent right, during the continuance of an Event of Default. No participation shall include voting rights, other than for matters requiring consent of 100% of the DIP Lenders or each adversely affected DIP Lender.
Notwithstanding the foregoing, assignments or participations with respect to bona fide competitors of the Borrower and any affiliates of such bona fide competitors identified by the Borrower in writing (excluding any affiliate that is a bona fide debt fund) shall require the consent of the Borrower (in its sole discretion). In addition, other customary borrower protections in respect of assignments to certain categories of transferees, including natural persons, among others, shall apply.
Intercreditor Agreements	The ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement shall remain in full force and effect throughout the Chapter 11 Cases.
Definitions
ABL Facility	That certain credit agreement, dated as of October 15, 2021 (as amended, amended and restated, modified, or otherwise supplemented from time to time, the “ABL Credit Agreement”), by and among Venator Materials PLC, as Holdings, certain subsidiaries as Borrower named therein, JPMorgan Chase Bank, N.A., as administrative and collateral agent (the “ABL Agent”), the guarantors named therein, and the lenders named therein (the “ABL Lenders”).
ABL Intercreditor Agreement	That certain ABL Intercreditor Agreement, dated as of August 8, 2017 (as amended, amended and restated, modified, or otherwise supplemented from time to time, the “ABL Intercreditor Agreement”), by and among JPMorgan Chase Bank, N.A. as common collateral agent, JPMorgan Chase Bank, N.A. as administrative and collateral agent for the ABL Lenders, and Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Acquiom Agency Services LLC, as collateral agent for the Term Loan Lenders.

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ABL Required Lenders	Has the meaning given to the defined term “Required Lenders” in the ABL Credit Agreement.
Cash/PIK Election	Means, subject to the Minimum Cash Pay Requirement, the election of the Majority Lenders (to be made before the applicable payment) to receive each interest payment and/or the Extension Fee in cash or in kind.
Cross-Holder Group	Means that certain group of holders of Term Loan Claims, Senior Secured Notes Claims, and Senior Unsecured Notes Claims represented by Gibson Dunn & Crutcher and Lazard Frères & Co. LLC.
Lake Charles JV	Means Louisiana Pigment Company, L.P.
Majority Lenders	The Required Consenting Creditors (as defined in the Restructuring Support Agreement).
Pari Passu Intercreditor Agreement	That certain Pari Passu Intercreditor Agreement, dated as of May 22, 2020 (as amended, amended and restated, modified, or otherwise supplemented from time to time, the “Pari Passu Intercreditor Agreement”), by and among Acquiom Agency Services LLC, as term loan collateral agent for the Credit Agreement Secured Parties, Wilmington Trust, National Association, as first lien notes collateral agent for the First Lien Notes Secured Parties, and each additional agent from time to time party hereto
Plan Effective Date	Means the date upon which the conditions precedent to the effectiveness of a plan of reorganization implementing the terms and conditions set forth in the Plan (as defined in the Restructuring Support Agreement) shall have been satisfied or validly waived.
Prepetition Secured Parties	The Term Loan Lenders and the Secured Noteholders.
Secured Notes	The 9.50% secured notes due 2025 (the “Secured Notes,” and the holders thereof, the “Secured Noteholders”) issued pursuant to that certain indenture, dated as of May 22, 2020 (as amended, amended and restated, modified, or otherwise supplemented from time to time, the “Secured Notes Indenture”) by and among Venator Finance S.á r.l. and Venator Finance LLC, as issuers, each of the guarantors named therein, and Wilmington Trust, National Association, as trustee and notes collateral agent (the “Secured Notes Trustee” and, together with the Secured Noteholders, the “Secured Notes Parties”).

19

Senior Unsecured Notes	The unsecured notes due 2025 (the “Senior Unsecured Secured Notes,” and the holders thereof, the “Senior Unsecured Noteholders”) issued pursuant to that certain indenture, dated as of July 14, 2017 (as amended, amended and restated, modified, or otherwise supplemented from time to time, the “Senior Unsecured Notes Indenture”) by and among Venator Finance S.á r.l. and Venator Finance LLC, as issuers, each of the guarantors named therein, and Wilmington Trust, National Association, as trustee (the “Senior Unsecured Notes Trustee” and, together with the Secured Noteholders, the “Senior Unsecured Notes Parties,” and together with the Term Loan Facility Agent, and the Secured Notes Trustee, the “Prepetition Agents/Trustees”).
Term Lender Group	Means that certain group of holders of Company indebtedness represented by White & Case LLP and Houlihan Lokey.
Term Loan Facility	That certain credit agreement, dated as of August 8, 2017 (as amended, amended and restated, modified, or otherwise supplemented from time to time, the “Term Loan Credit Agreement”), by and among Venator Holdings PLC, as Borrower, the guarantors named therein, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Acquiom Agency Services LLC, as collateral agent (the “Term Loan Facility Agent”), and the lenders named therein (the “Term Loan Lenders”).

20

Annex A4

Carve Out

4     NTD: Carve Out remains subject to ongoing review and revision.

(a)            Carve Out.  As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $[●] incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $[●] incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

1

(b)            Carve Out Reserves.  On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the Debtors for [Delayed Draw Term] Loans under the [Delayed Draw Term] Loan Commitment (each, as defined in the DIP Credit Agreement) (on a pro rata basis based on the then outstanding [Delayed Draw Term] Loan Commitments), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute [Delayed Draw Term] Loans) and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) be deemed a request by the Debtors for [Delayed Draw Term] Loans under the [Delayed Draw Term] Loan Commitment (on a pro rata basis based on the then outstanding [Delayed Draw Term] Loan Commitments), in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute [Delayed Draw Term] Loans) and (ii) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.  On the first business day after the DIP Agent gives such notice to such [Delayed Draw Term] Lenders (as defined in the DIP Credit Agreement), notwithstanding anything in the DIP Credit Agreement to the contrary, including with respect to the existence of a Default (as defined in the DIP Credit Agreement) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for [Delayed Draw Term] Loans under the [Delayed Draw Term] Facility, any termination of the [Delayed Draw Term] Loan Commitments following an Event of Default, or the occurrence of the Maturity Date (as defined in the DIP Credit Agreement), each [Delayed Draw Term] Lender with an outstanding Commitment (on a pro rata basis based on the then outstanding Commitments) shall make available to the DIP Agent such [Delayed Draw Term] Lender’s pro rata share with respect to such borrowing in accordance with the [Delayed Draw Term] Facility.  All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date.  Notwithstanding anything to the contrary in the DIP Documents, or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [●], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [●], prior to making any payments to the DIP Agent or the Prepetition Secured Parties, as applicable.  Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Agent, and the Prepetition Agents/Trustees shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Documents.  Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute [Loans] (as defined in the DIP Credit Agreement) or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order, the DIP Facility, or in any Prepetition Secured Facilities, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Secured Debt.

(c)            Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d)            No Direct Obligation To Pay Allowed Professional Fees.  None of the DIP Agent, DIP Lenders, or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(e)            Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.  Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Documents, the Bankruptcy Code, and applicable law.

Annex B

Form of DIP Budget

Venator Cashflow Model

DIP Model Reporting Output

$ in thousands

	FILING								EMERGENCE
Week Ending	19-May-23	26-May-23	2-Jun-23	9-Jun-23	16-Jun-23	23-Jun-23	30-Jun-23	7-Jul-23	14-Jul-23	21-Jul-23	28-Jul-23	4-Aug-23	11-Aug-23
Week #	20	21	22	23	24	25	26	27	28	29	30	31	32
Forecast Week	1	2	3	4	5	6	7	8	9	10	11	12	13
Chapter 11 Period?	Y	Y	Y	Y	Y	Y	Y	Y	Y	N	N	N	N
Receipts
Accounts Receivable [3rd Party]	38,968	34,684	41,436	23,674	35,529	26,763	35,381	30,664	31,212	34,587	33,904	35,007	32,424
JV Reimbursement / Distribution	-	1,200	-	-	-	-	5,950	-	1,100	-	4,750	-	-
Other	-	-	2,469	-	-	-	6,085	-	1,832	-	4,232	-	-
Receipts	38,968	35,884	43,906	23,674	35,529	26,763	47,417	30,664	34,144	34,587	42,886	35,007	32,424
Disbursements
Accounts Payable [3rd Party]	(34,254)	(33,625)	(21,679)	(9,581)	(31,133)	(11,392)	(27,448)	(11,939)	(29,630)	(15,186)	(30,415)	(17,752)	(25,947)
JV Cash Call	-	-	-	-	(11,650)	-	-	-	-	-	-	-	(7,350)
Ore	(21,079)	(8,954)	(10,771)	(2,570)	(5,630)	(18,716)	(5,951)	(12,070)	(11,148)	(8,204)	(5,180)	(9,800)	(4,650)
Energy	(5,862)	(16,710)	(2,038)	(6,454)	(6,679)	(16,713)	(1,412)	(6,662)	(6,741)	(15,712)	(1,271)	(5,011)	(6,803)
Payroll	(3,320)	(7,446)	(8,425)	(1,879)	(3,192)	(3,626)	(11,474)	(3,161)	(2,587)	(1,066)	(13,027)	(890)	(1,697)
Tax	-	-	(714)	-	-	-	2,530	-	-	-	-	(830)	-
Other	(440)	-	-	-	-	-	-	(28,580)	-	-	(207)	-	-
Disbursements	(64,955)	(66,733)	(43,627)	(20,484)	(58,284)	(50,447)	(43,756)	(62,412)	(50,105)	(40,167)	(50,099)	(34,283)	(46,447)

Professional Fees	-	-	(150)	-	(2,011)	-	-	(150)	(36,409)	-	-	-	-

Operating Cashflow	(25,987)	(30,850)	129	3,190	(24,767)	(23,684)	3,661	(31,898)	(52,371)	(5,581)	(7,212)	724	(14,023)

Financing Cashflow	-	-	(100)	-	(3,451)	-	(1,488)	(69)	(2,964)	(502)	-	(100)	-

Total Cashflow (Pre-Drawdown)	(25,987)	(30,850)	29	3,190	(28,219)	(23,684)	2,173	(31,967)	(55,335)	(6,083)	(7,212)	624	(14,023)

DIP Drawdown	49,339	30,850	(29)	(3,190)	28,219	23,684	(2,173)	31,967	55,335	6,083	7,212	(624)	14,023

Total Cashflow (Post-Drawdown)	23,352	-	-	-	-	-	-	-	-	-	-	-	-
Liquidity Schedule
Cash - Opening Balance	16,648	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000
Cash Flows	23,352	-	-	-	-	-	-	-	-	-	-	-	-
Readily Available Cash - Closing Balance	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000
DIP - Opening Balance	-	50,661	19,811	19,840	198,030	169,811	146,127	148,300	116,333	60,998	54,916	47,703	48,327
Additional available funds	100,000	-	-	175,000	-	-	-	-	-	-	-	-	-
Drawdown	(49,339)	(30,850)	29	3,190	(28,219)	(23,684)	2,173	(31,967)	(55,335)	(6,083)	(7,212)	624	(14,023)
DIP - Closing Balance	50,661	19,811	19,840	198,030	169,811	146,127	148,300	116,333	60,998	54,916	47,703	48,327	34,304

Note - Excludes emergence sources and uses and post-emergence normalisation of business (eg. return to historical trade terms) and does therefore not tie to business plan

Annex C

Relative Priorities of DIP Liens, ABL Roll-Up Liens, and Adequate Protection Liens

Term Loan Priority Collateral	ABL Priority Collateral	All Other Assets
New Money DIP Liens	ABL Roll-Up Liens	New Money DIP Liens
Term Loan Adequate Protection Liens and Secured Notes Adequate Protection Liens (on a pari passu basis)	New Money DIP Liens	Term Loan Adequate Protection Liens and Secured Notes Adequate Protection Liens (on a pari passu basis)
Existing Term Loan Liens and Existing Secured Notes Liens (on a pari passu basis)	Term Loan Adequate Protection Liens and Secured Notes Adequate Protection Liens (on a pari passu basis)
ABL Roll-Up Liens	Existing Term Loan Liens and Existing Secured Notes Liens (on a pari passu basis)

EXHIBIT D

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”)1 by and among Venator Materials PLC and its affiliates and subsidiaries bound thereto and the Consenting Creditors and agrees to be bound by the terms and conditions of the Agreement as a Consenting Creditor, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of this Joinder and any further date specified in the Agreement.

This Joinder shall be governed by the governing law set forth in the Agreement.

Date Executed:

[JOINDER PARTY]

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loans
Senior Secured Notes
Senior Unsecured Notes
Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT E

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Venator Materials PLC and its affiliates and subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” and a [“Consenting Secured Noteholder”] [“Consenting Term Lender”] [“Consenting Unsecured Noteholder”] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loans
Senior Secured Notes
Senior Unsecured Notes
Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.